EXHIBIT 21.1

List of Subsidiaries


     M3 Acquisition Corp.
     DBA Modern Mass Media
     71 Passaic Avenue
     Florham Park, New Jersey 07932
     Tel: 973-635-6000
     Fax: 973-635-3404


     SciDyn Corporation
     7150 N. Park Drive, Suite 500
     Pennsauken, NJ  08109
     Tel: 856-910-1166
     Fax: 856-910-1811